Exhibit 21.1

PGT Innovations, Inc.

Subsidiaries

Name	State of Incorporation

PGT Industries, Inc.	Florida

CGI Windows and Doors Holdings, Inc. (wholly-owned by PGT Industries, Inc.)	Delaware

CGI Windows and Doors, Inc. (wholly-owned by CGI Windows and Doors Holdings, Inc.)	Delaware

WinDoor, Incorporated (wholly-owned by PGT Industries, Inc.)	Florida

LTE, LLC (wholly-owned by PGT Industries, Inc.)	Florida

CGI Commercial, Inc. (wholly-owned by CGI Windows and Doors, Inc.)	Florida

Coyote Acquisition Co. (wholly-owned by PGT Innovations, Inc.)	Delaware

WWS Acquisition, LLC (wholly-owned by PGT Innovations, Inc.)	Missouri